Exhibit 99.1

China Recycling Energy Corporation Reports Results for the Full Year 2018

XI’AN, China, April 15, 2019 (GLOBE NEWSWIRE) -- China Recycling Energy Corporation. (Nasdaq: CREG) (“CREG” or “the Company”), a leading industrial waste-to-energy solution provider in China, today reported certain highlights of its audited operating results for the full year ended December 31, 2018.

Full Year 2018 Financial Highlights:

●	Cash and cash equivalent were $53.22 million at December 31, 2018, an increase of $3.39 million compared to $49.83 million cash and cash equivalents at December 31, 2017..

●	Net sales were $0.49 million, a decrease of 24.68% compared to the prior year.

●	Interest income on sales-type leases was $3.31 million, a decrease of 49.89% compared to the prior year.

●	Total operating income was $8.20 million, a decrease of 37.40% compared to the prior year.

●	Total operating expenses were $66.19 million, an increase of 807.54% compared to the prior year. The increase was mainly due to an increase in bad debt expense of $30.46 million, resulting from delaying the payment for Zhongtai System, Shenqiu Systems and Pucheng Systems; an increase in assets impairment loss on fixed assets and construction in progress of $28.43 million, resulting from the management’s conservative estimates about the systems’ fair value.

●	For the full year 2018, GAAP-Net loss attributable to the Company was $(66.00) million, or $(7.62) per fully diluted share, compared to a net loss of $(7.34) million or $(0.88) per diluted share in the prior year period. The decrease in 2018 was mainly resulted from management’s conservative approach on bad debts allowance estimates and systems’ fair value estimates.

The Company’s Chairman & CEO, Mr. Guohua Ku, commented, “cash flow provided by operating activities was $2.17 million during the year ended December 31, 2018, compared to $0.29 million cash used in operating activities during the year ended December 31, 2017. Despite this improvement, we had increased net loss of $66.0 million for 2018, which included $32.21 million in non-cash charges of bad debt expense and $28.43 million in non-cash charges of assets impairment loss; while in 2017, we had net loss of $7.34 million, which included $1.74 million in bad debt expense and $0 in assets impairment loss. We also had an increase in net cash inflow of $3.39 million in 2018.”

“As of December 31, 2018, we had cash and cash equivalents of $53.22 million, an increase of $3.39 million compared to $49.83 million cash and cash equivalents at December 31, 2017. For the year ended December 31, 2018, we had a net increase in cash and cash equivalents of $3.39 million, compared to a net increase in cash and cash equivalents of $2.08 million for the year ended December 31, 2017.”

Mr. Ku continued “We believe that, for the full 2018 fiscal year, the Company had net income loss primarily due to management’s conservative estimates about our systems’ fair value as well as our conservative approach on bad debts allowance estimates and systems’ fair value estimates. We remain confident in our market positioning and new energy storage portfolio. We anticipate seeing progress from our efforts late in 2019 and further into the future, with new growth andanticipated launches of additional projects in our energy storage business, which we believe will increase value to our customers, shareholders and employees.”

About China Recycling Energy Corp.

China Recycling Energy Corporation (Nasdaq: CREG) (“CREG” or “the Company”) is based in Xi’an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1 percent of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China. For more information about CREG, please visit http://creg-cn.investorroom.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of CREG and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the registered direct offering and those discussed in the Company’s annual and periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Adeline Gu, Chief Financial Officer

China Recycling Energy Corp.

Tel: +86- 139 9287 0723

Email: gugreg@hotmail.com